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EXHIBIT 5.1

[LETTERHEAD OF HOLME ROBERTS & OWEN LLP]

January 21, 2004

Evolving Systems, Inc.
9777 Mt. Pyramid Court
Englewood, Colorado 80112

  Re:
  Evolving Systems, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

        As counsel for Evolving Systems, Inc., a Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), that the Company is filing with the Securities and Exchange Commission (the "SEC") with respect to the registration of 380,747 shares of its common stock, par value $0.001 per share (the "Shares").

        We have also examined the Company's Restated Certificate of Incorporation, Amended and Restated By-laws and the record of its corporate proceedings, certified as being complete, true and correct by the Secretary of the Company, a certificate issued by the Delaware Secretary of State, dated as of January 15, 2004, relating to the good standing of the Company in the State of Delaware, and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.

        We have assumed that the Shares have been issued and delivered to the purchasers listed on Schedule A attached hereto (collectively, the "Purchasers") against payment therefor in accordance with the Agreement and Plan of Merger, dated as of November 3, 2003 (the "Merger Agreement"), among the Company, ESI Acquisition One Corporation, CMS Communications, Inc., and the shareholders of CMS Communications, Inc., and that the Merger Agreement constitutes the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms. Based on such examination, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

        The opinions expressed herein are limited to the laws of the State of Colorado, the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America.

        We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement; provided however, in giving this consent we do not admit that we are included in the category of people whose consent is required under Section 7 of the Act or the rules of the SEC promulgated thereunder. We further consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

        The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Very truly yours,
/s/ HOLME ROBERTS & OWEN LLP

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  EXHIBIT 5.1